THOMPSON	ATLANTA CINCINNATI COLUMBUS NEW YORK
HINE	BRUSSELS CLEVELAND DAYTON WASHINGTON, D.C.

September 28, 2007

Catalyst Funds

630 Fitzwater Road

Willow Grove, PA 19090

Re:

Catalyst Funds, File Nos. 333-132541 and 811-21872

Gentlemen:

A legal opinion (the "Legal Opinion") that we prepared was filed with Post-Effective  Amendment No. 7 to the Catalyst Funds Registration Statement (the "Registration Statement").  We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 8 to the Registration Statement (the "Amendment").  We also consent to all references to us in the Amendment.

Very truly yours,

/s/

THOMPSON HINE LLP

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